Filed Pursuant to Rule 433

Registration Statement No. 333-170196

November 27, 2012

Raytheon Company

Final Term Sheet

November 27, 2012

Issuer:	Raytheon Company

Format:	SEC Registered

Size:	$1,100,000,000

Maturity:	December 15, 2022

Coupon:	2.50%

Yield:	2.535%

Spread to Benchmark Treasury:	T+ 90 basis points

Benchmark Treasury:	UST 1.625% due November 15, 2022

Benchmark Treasury Price; Yield:	99-29 ; 1.635%

Interest Payment Dates:	Semi annually on June 15 and December 15, commencing June 15, 2013.

Make Whole Redemption Provision:	In whole or in part, at any time, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 15 basis points.

Par Redemption Provision:	On and after September 15, 2022 the notes will be redeemable at the Issuer’s option in whole or in part at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any interest accrued but not yet paid to the date of redemption.

Price to Public:	99.691%

Trade Date:	November 27, 2012

Settlement Date:	December 4, 2012 (T+ 5)

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.

CUSIP:	755111 BX8

ISIN:	US75511BX88

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Co-Managers:

Wells Fargo Securities LLC

Morgan Stanley & Co. LLC

Deutsche Bank Securities Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

RBS Securities Inc.

Credit Agricole Securities (USA) Inc.

BNY Mellon Capital Markets, LLC

ANZ Securities, Inc.

Scotia Capital (USA) Inc.

Lloyds Securities Inc.

The closing will occur on December 4, 2012 which will be more than three U.S. business days after the date of pricing. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise. Purchasers who wish to trade notes on the date of pricing or the immediately succeeding date will be required, by virtue of the fact that the notes will settle in 5 business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Raytheon Company on November 27, 2012 relating to its prospectus dated October 28, 2010.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting Credit Suisse Securities (USA) LLC at 1-800-221-1037, J.P. Morgan Securities LLC at 212-834-4533, Citigroup Global Markets Inc. at 1-800-831-9146; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; or UBS Securities LLC at 1-877-827-6444.